Etsy, Inc. Reports $1 Billion in GMS for Fourth Quarter 2017
Domestic and International GMS Growth Accelerate
$45 Million in Net Income and 25.6% Adjusted EBITDA Margin
Issues 2018 Financial Guidance

Brooklyn, NY - February 27, 2018 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its fourth quarter and full year ended December 31, 2017.

“Etsy had a good fourth quarter and helped our sellers achieve a meaningful acceleration in sales growth during an important holiday season.” said Josh Silverman, Etsy, Inc. CEO. “We created a more engaging experience for our buyers, and delivered our first-ever billion dollar quarter of GMS, reflecting strong growth across all of our core markets. We believe we’re well positioned heading into 2018 and we're looking forward to a great year.”

Fourth Quarter 2017 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended December 31,		% Growth Y/Y		Year Ended December 31,		% Growth Y/Y
	2017	2016			2017	2016

GMS	$1,019,452	$865,207	17.8%		$3,253,609	$2,841,985	14.5%
Revenue	$136,268	$110,209	23.6%		$441,231	$364,967	20.9%
Marketplace revenue	$54,251	$46,936	15.6%		$179,492	$158,204	13.5%
Seller Services revenue	$82,319	$61,744	33.3%		$258,453	$200,857	28.7%
Net income (loss)	$44,750	$(21,383)	309.3%		$81,800	$(29,901)	373.6%
Adjusted EBITDA	$34,822	$15,277	127.9%		$80,009	$57,124	40.1%

Active sellers	1,933	1,748	10.6%		1,933	1,748	10.6%
Active buyers	33,364	28,566	16.8%		33,364	28,566	16.8%
Percent mobile visits	67%	65%	200	bps	66%	64%	200	bps
Percent mobile GMS	52%	49%	300	bps	51%	48%	300	bps
Percent international GMS	33%	30%	300	bps	33%	30%	300	bps

For information about how we define these metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 8, 2017.

Fourth Quarter 2017 Operational Highlights

GMS was $1.0 billion in the fourth quarter of 2017, up 17.8% compared with 16.7% in the fourth quarter of 2016. This was the first quarter Etsy achieved $1.0 billion in GMS. We accelerated GMS growth by 4.6% compared with the third quarter of 2017, following a strong holiday season and several successful launches of new features and tools. GMS growth was supported by 10.6% year-over-year growth in active sellers and 16.8% year-over-year growth in active buyers.

Year-over-year aggregate conversion rate increased in the fourth quarter, reversing a trend we've seen in the past two quarters, despite the growing contribution of mobile web visits, which carries the lowest conversion rate compared to desktop and our mobile buyer app. In the fourth quarter, mobile visits once again grew faster than desktop visits, continuing a trend we've seen for multiple quarters. Percent mobile visits was approximately 67% in the fourth quarter of 2017 compared with approximately 65% in the fourth quarter of 2016 and flat compared with the third quarter of 2017. Percent mobile GMS was approximately 52% in the fourth quarter of 2017 compared with approximately 49% in the fourth quarter of 2016, and flat compared with the third quarter of 2017. Mobile web continued to be the largest driver of both overall visit growth and mobile GMS growth in the fourth quarter of 2017. Mobile web visits were approximately 46% of overall visits and mobile app and mobile web GMS each grew significantly faster than desktop GMS in the fourth quarter of 2017.

Percent international GMS was 33% in the fourth quarter of 2017, up from 30% in the fourth quarter of 2016. International GMS growth accelerated to approximately 28% year-over-year and grew faster than overall GMS during the fourth quarter for the seventh consecutive quarter. U.S. GMS growth also accelerated compared to the third quarter of 2017, and was up 13% year-over-year. GMS between international buyers and sellers in the same country grew 43% year-over-year during the fourth quarter demonstrating our continued progress in building and deepening local Etsy communities around the world. Conversion rates increased in each of our six core geographic markets during the fourth quarter, and were particularly strong outside of the U.S. This international success was driven by global product development and launches and other factors, such as local search boost, nudges, Context Specific Search Ranking (“CSR”) and local inventory growth.

Executing on our Four Key Initiatives

In 2017, we began executing on our strategy, which is focused on growing the Etsy.com marketplace in our six core geographies and owning special purchase occasions throughout the year. We believe we can achieve these goals by delivering on our four key initiatives:

•
Improving trust and reliability: Since our sellers have relatively unknown brands and unbranded items, we aim to ensure that the Etsy brand is recognized and valued for its trust and reliability throughout the buying experience. Our goal is to bolster trust in the Etsy brand, Etsy sellers, the items available in our marketplace and in the overall Etsy experience. In 2017, we improved buyer confidence with the launch of several new products including a Best Seller badge and a structured return policy for sellers, among others. Enhancements to trust & reliability helped support improvements in GMS growth in the second half of 2017.

•
Enhancing search and discovery: With over 50 million items listed on Etsy.com that don’t map to a catalog, we are focused on developing world-class search and discovery technology to surface the right product to the right buyer at the right time. We use artificial intelligence and machine learning to help buyers more easily browse, filter and find the item they desire. To that end, in 2017 we launched Context Specific Search Ranking which leverages transactional and user data to create a more personalized search experience and Guided Search which helps buyers narrow search results through suggested search reformulations. Also, we launched scarcity badges to alert buyers when items are only available in limited quantities, and in 2017, this initiative led to improved conversion rate.

•
Building world class marketing capabilities: We need outstanding marketing capabilities to amplify the voice and relevance of our sellers, and to get new and repeat buyers to come to Etsy.com more often. In 2017, approximately 88% of our visits came to Etsy.com through organic channels such as direct, search engine optimization, email and push notifications, and we see an opportunity to optimize these free traffic sources. For example, we are in the process of migrating to a new customer relationship management system to allow us to send more personalized and targeted emails to buyers. Additionally, we continued to invest in ROI-positive paid marketing efforts, primarily Google Product Listing Ads and Search Engine Marketing. Investments in this initiative have led to increased visits on the platform.

•
Providing best-in-class seller tools and services: Finally, we seek to provide sellers with best-in-class paid Seller Services and free tools to help them increase visits and conversion. Throughout 2017, we introduced several new tools to help sellers run sales and promotions, offer free shipping, share their items on social media and assess the health and potential of their businesses. Leveraging our new sales and promotion tool, which allows sellers to create sales and run promotions for items in their shop, we held our first-ever site-wide sales over Labor Day and Cyber Monday, which gave buyers a reason to think of Etsy during additional shopping occasions. These products saw strong adoption amongst our sellers and helped them increase their sales.

Fourth Quarter 2017 Financial Highlights

“With accelerating top-line growth and expanding Adjusted EBITDA margin, we are entering 2018 with positive momentum.” said Rachel Glaser, Chief Financial Officer. “We are well-positioned for a strong 2018 and our revenue and Adjusted EBITDA guidance demonstrate that we believe we can sustain and build upon our 2017 progress.”

Total revenue was $136.3 million in the fourth quarter of 2017, up 23.6% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 15.6%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Marketplace revenue growth was impacted by the issuance of free listings for promotional activities focused on driving growth in our international markets, including listings granted for the transition of our A Little Market (“ALM”) sellers to Etsy.com. Seller Services revenue grew 33.3% year-over-year, driven primarily by revenue growth in Etsy Payments. Seller Services revenue also benefited from revenue growth from Promoted Listings, which was the fastest growing seller service, and to a lesser extent, Shipping Labels, as well as a modest contribution from Pattern by Etsy. Gross profit for the fourth quarter was $92.0 million, up 25.7% year-over-year, and gross margin was 67.5%, up 110 bps compared with 66.4% in the fourth quarter of 2016. Gross profit grew faster than revenue in the fourth quarter due to lower net fees from our payment processors.

Total operating expenses were $73.8 million in the fourth quarter of 2017, up 5.7% year-over-year, and represented 54.1% of revenue, down from 63.3% of revenue in the fourth quarter of 2016. The decrease in operating expenses as a percent of revenue is primarily due to the decrease in employee-related expenses which reflects the impact of our recent actions to streamline our cost structure.

Net income in the fourth quarter of 2017 was $44.8 million, compared with a $21.4 million net loss in the fourth quarter of 2016. Etsy’s net income in the fourth quarter of 2017 included a tax benefit of $26.5 million primarily due to the impact of the U.S. Tax Cuts and Jobs Act of 2017, $2.2 million in interest expense associated with the build-to-suit lease accounting related to our new headquarters and a foreign exchange gain of $2.2 million, primarily non-cash.

Non-GAAP Adjusted EBITDA in the fourth quarter of 2017 was $34.8 million and grew 127.9% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 25.6% in the fourth quarter of 2017, up 11.7 percentage points year-over-year. Non-GAAP Adjusted EBITDA performance was driven primarily by revenue growth and increased efficiencies in our operating structure which led to lower employee-related costs.

Net cash provided by operating activities was $35.1 million in the fourth quarter of 2017 compared with $20.1 million in the fourth quarter of 2016. The increase in net cash provided by operating activities for the quarter was mainly driven by revenue growth and lower employee-related costs.

Cash, marketable securities and short-term investments were $340.6 million as of December 31, 2017. Under the stock repurchase program announced in November 2017, Etsy repurchased an aggregate of approximately $10.3 million, or 586,231 shares of its common stock in the fourth quarter of 2017.
Issuing 2018 Financial Guidance

We are issuing 2018 guidance for GMS, revenue and Adjusted EBITDA margin:

2018 Guidance
GMS Year-Over-Year Growth	14-16%
Revenue Year-Over-Year Growth	21-23%
Adjusted EBITDA Margin	20-22%

•	We anticipate that the key factors impacting our GMS and revenue guidance through 2018 will be:

◦	Continued visit growth.

◦	Conversion rate growth driven by product launches focused on enhancing the buying experience.

◦
Continued growth in international GMS, which we expect to grow faster than overall GMS, driven by global product enhancements and international marketplace activity between buyers and sellers in the same country.

◦
Continued Seller Services revenue growth, which we expect to grow at a faster pace than Marketplace revenue growth as we add enhancements and features to our portfolio of services and increase our efforts to grow seller adoption. Also, we expect Promoted Listings to be the primary driver of Seller Services revenue growth in 2018.

•	We anticipate that the key factors impacting our Adjusted EBITDA margin guidance will be:

◦
Lower operating expense as a percent of revenue stemming from the approximately $35 million in annualized cost savings resulting from increased efficiencies in our operating structure in 2017. We expect to gain the most leverage in general administrative expenses, followed by product development expenses.

◦
We expect to spend approximately $10 million to $15 million in 2018 on cloud migration activities, most of which will be expensed through cost of revenue. Throughout the first few phases of the migration, we will maintain some of our existing data center infrastructure to ensure reliability of our platform. As a result, compared with 2017, we expect to reduce capital expenditures related to maintaining our existing data center infrastructure by $4 million to $5 million in 2018.

◦	Once we have fully migrated to the cloud, we expect our total cash costs will decrease compared to our standalone data center infrastructure.
Etsy is not able, at this time, to provide GAAP targets for net income margin for the full year 2018 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including provision or benefit for income taxes, acquisition-related expense, stock-based compensation, foreign exchange gain or loss, and potential asset impairment charges, the effect of which may be significant.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section.

An investor presentation will accompany the webcast and be available for download on the platform once the call begins.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through 10:30 p.m. ET on March 13, 2018 at (855) 859-2056 or (404) 537-3406; conference ID 2396169.

About Etsy

Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we're committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, Vice President, Investor Relations
or
Gabriel Ratcliff, Manager, Investor Relations
ir@etsy.com

Media Relations Contact:
Etsy, Jessica Doyle, Vice President, Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements related to our outlook, business strategy, market size, financial guidance and key drivers thereof, our ability to execute on our strategy to own special purchase occasions, the impact of our key initiatives, our product roadmap and potential future growth.  Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to implement our business strategy; (4) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (5) our ability to recruit and retain employees (6) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (7) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (8) the effectiveness of our marketing efforts; (9) our ability to effectively transition and integrate our new executive officers and implement our business strategy; (10) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (11) our ability to expand our business in our core geographic markets; (12) our dependence on third-party payment providers; and (13) the potential misuse or disclosure of sensitive information about our members and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$315,442	$181,592
Short-term investments	25,108	100,494
Accounts receivable, net	33,677	26,426
Prepaid and other current assets	20,379	15,571
Deferred tax charge—current	—	17,132
Funds receivable and seller accounts	44,658	29,817
Total current assets	439,264	371,032
Restricted cash	5,341	5,341
Property and equipment, net	117,617	126,407
Goodwill	38,541	35,657
Intangible assets, net	4,100	7,507
Deferred tax charge—net of current portion	—	34,264
Other assets	720	985
Total assets	$605,583	$581,193
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,622	$10,978
Accrued expenses	28,743	24,179
Capital lease obligations—current	5,798	6,829
Funds payable and amounts due to sellers	44,658	29,817
Deferred revenue	6,262	5,648
Other current liabilities	3,394	6,557
Total current liabilities	102,477	84,008
Capital lease obligations—net of current portion	4,115	5,296
Deferred tax liabilities	23,786	65,068
Facility financing obligation	60,049	57,360
Other liabilities	18,262	24,704
Total liabilities	208,689	236,436
Total stockholders’ equity	396,894	344,757
Total liabilities and stockholders’ equity	$605,583	$581,193

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenue	$136,268	$110,209	$441,231	$364,967
Cost of revenue	44,220	37,005	150,986	123,328
Gross profit	92,048	73,204	290,245	241,639
Operating expenses:
Marketing	34,590	30,460	109,085	82,248
Product development	17,788	16,116	74,616	55,083
General and administrative	18,218	22,625	91,486	86,180
Asset impairment charges	3,162	551	3,162	551
Total operating expenses	73,758	69,752	278,349	224,062
Income from operations	18,290	3,452	11,896	17,577
Other (expense) income, net	(24)	(20,048)	20,369	(20,453)
Income (loss) before income taxes	18,266	(16,596)	32,265	(2,876)
Benefit (provision) for income taxes	26,484	(4,787)	49,535	(27,025)
Net income (loss)	$44,750	$(21,383)	$81,800	$(29,901)
Net income (loss) per share attributed to common stockholders:
Basic	$0.37	$(0.19)	$0.69	$(0.26)
Diluted	$0.36	$(0.19)	$0.68	$(0.26)
Weighted average common shares outstanding:
Basic	121,586,991	115,296,380	118,538,687	113,562,738
Diluted	124,818,322	115,296,380	122,267,673	113,562,738

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2017	2016

Cash flows from operating activities
Net income (loss)	$81,800	$(29,901)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	22,655	13,168
Stock-based compensation expense—acquisitions	3,904	2,733
Depreciation and amortization expense	27,197	22,525
Bad debt expense	2,497	1,770
Foreign exchange (gain) loss	(29,105)	14,951
Amortization of debt issuance costs	463	184
Non-cash interest expense	3,117	5,337
Interest on marketable securities	426	914
Loss on disposal of assets	520	1,143
Asset impairment charges	3,162	551
Deferred income taxes	(47,972)	2,194
Amortization of deferred tax charge	—	17,132
Changes in operating assets and liabilities, net of acquisition	(1,244)	(2,707)
Net cash provided by operating activities	67,420	49,994
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(7,880)
Purchases of property and equipment	(3,948)	(35,981)
Development of internal-use software	(9,208)	(11,769)
Purchases of marketable securities	(62,348)	(160,504)
Sales of marketable securities	137,340	80,704
Net cash provided by (used in) investing activities	61,836	(135,430)
Cash flows from financing activities
Repurchase of stock for tax on RSU vesting	(6,417)	(1,258)
Repurchase of stock	(10,301)	—
Proceeds from exercise of stock options	33,838	10,568
Payments on capital lease obligations	(7,798)	(6,086)
Deferred payments on acquisition of business	—	(649)
Payments on facility financing obligation	(5,883)	—
Net cash provided by financing activities	3,439	2,575
Effect of exchange rate changes on cash	1,155	(6,791)
Net increase (decrease) in cash and cash equivalents	133,850	(89,652)
Cash and cash equivalents at beginning of period	181,592	271,244
Cash and cash equivalents at end of period	$315,442	$181,592

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: depreciation and amortization; stock-based compensation expense; (benefit) provision for income taxes; foreign exchange (gain) loss; asset impairment charges; acquisition-related expenses; restructuring and other exit costs and interest and other non-operating expense, net. Following is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;

•	Adjusted EBITDA does not consider the impact of asset impairment charges;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs associated with the Actions;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

	(in thousands)
Net income (loss)	$44,750	$(21,383)	$81,800	$(29,901)
Excluding:
Interest and other non-operating expense, net(1)	2,177	2,026	8,736	5,502
(Benefit) provision for income taxes	(26,484)	4,787	(49,535)	27,025
Depreciation and amortization(1)	6,577	6,905	27,197	22,525
Stock-based compensation expense(2)	5,197	4,160	19,953	13,168
Stock-based compensation expense—acquisitions(2)	725	151	3,904	2,733
Foreign exchange (gain) loss	(2,153)	18,022	(29,105)	14,951
Asset impairment charges(3)	3,162	551	3,162	551
Restructuring and other exit costs(4)	871	—	13,897	—
Acquisition-related expenses	—	58	—	570
Adjusted EBITDA	$34,822	$15,277	$80,009	$57,124

(1) Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our new headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three months and year ended December 31, 2017 and 2016 those amounts are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

	(in thousands)
Interest expense	$2,248	$2,065	$9,000	$5,337
Depreciation	819	820	3,276	2,186

(2) $0.1 million and $2.7 million of restructuring-related stock-based compensation expense has been excluded from the three months and year ended December 31, 2017, respectively, and is included in total restructuring and other exit costs line. See note (4). Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

	(in thousands)
Cost of revenue	$508	$319	$1,739	$1,057
Marketing	514	343	1,933	971
Product development	2,021	1,962	8,274	5,079
General and administrative	2,948	1,687	14,613	8,794
Total stock-based compensation expense	$5,991	$4,311	$26,559	$15,901

(3)
In the fourth quarter of 2017, we made the decision to discontinue certain product offerings, including Etsy Studio and Etsy Manufacturing, which resulted in the recognition of a $3.2 million impairment charge to write the related capitalized web development and internal-use software assets down to zero. This decision was based on our strategy to focus on the growth of the Etsy.com marketplace. This compares to a $0.6 million impairment charge in the year ended December 31, 2016, related to the impairment of nonrecoverable intangible assets acquired in the ALM and Jarvis Labs, Inc. acquisitions for customer relationships and trademarks.

(4)	Total restructuring and other exit costs included in the Consolidated Statements of Operations are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

	(in thousands)
Cost of revenue	$39	$—	$738	$—
Marketing	264	—	2,950	—
Product development	52	—	3,232	—
General and administrative	516	—	6,977	—
Total restructuring and other exit costs	$871	$—	$13,897	$—